Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 2 to File No. 333-190872; Amendment No. 15 to File No. 811-21982) of Guggenheim Strategic Opportunities Fund of our report dated July 29, 2014 on the financial statements and financial highlights of Guggenheim Strategic Opportunities Fund included in the May 31, 2014 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
October 2, 2014